As filed with the Securities and Exchange Commission on September 30, 2005
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PRESCIENT APPLIED INTELLIGENCE, INC.
(Name of small business issuer in its charter)

Delaware	7371	73-1247666

(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1247 Ward Avenue
West Chester, Pennsylvania 19380
(610) 719-1600

(Address and telephone number of principal executive offices and principal place of business)
Stan Szczygiel
Vice President and Chief Financial Officer
1247 Ward Avenue
West Chester, Pennsylvania 19380
(610) 719-1600

(Name, address and telephone number of agent for service)
Copy to:
Lance M. Hardenburg
Hallett & Perrin, P.C.
2001 Bryan Street, Suite 3900
Dallas, Texas 75201
(214) 953-0053
Approximate date of proposed sale to the public: as soon as practicable after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check this box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
CALCULATION OF REGISTRATION FEE

	Amount	Proposed	Proposed Maximum	Amount of
Title of Each Class of	to be	Maximum Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Share(1)	Offering Price(1)	Fee(2)
Common Stock, $.001 par value	43,626,853	$0.345	$15,051,264	$1,771.53

(1)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(c), based upon the average of the high and low trading prices reported on the OTC Bulletin Board on September 29, 2005.

(2)	Calculated by multiplying the maximum aggregate offering price by 0.0001177.
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated September 30, 2005
PROSPECTUS
PRESCIENT APPLIED INTELLIGENCE, INC.
Common Stock, $.001 par value
43,626,853 Shares
     The selling stockholders named in this prospectus may use this prospectus to offer and sell up to 43,626,853 shares of our common stock, $0.01 par value per share, including 25,278,820 shares that are currently outstanding, 11,399,832 shares issuable upon conversion of certain shares of preferred stock and 6,948,201 shares that are issuable to the selling stockholders upon exercise of outstanding warrants. The selling stockholders will receive all the proceeds from the sale of the offered shares. See “Selling Stockholders” on page 9 of this prospectus.
     Our common stock trades on the NASD OTC Bulletin Board under the symbol “PPID.OB.” The closing price of our common stock on the NASD OTC Bulletin Board on September 29, 2005 was $0.29 per share.
     The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 2 of this prospectus to read about certain factors you should consider before deciding whether to invest in our common stock.
     Prescient Applied Intelligence, Inc. is a Delaware corporation. Our principal executive offices are located at 1247 Ward Avenue, West Chester, Pennsylvania 19380, and our phone number is (610) 719-1600. In this prospectus, references to “Prescient,” “the company,” “we,” “us” and “our” refer to Prescient Applied Intelligence, Inc. and its subsidiaries.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September  , 2005.

PROSPECTUS SUMMARY
     Investors should pay particular attention to the information regarding investment risks related to Prescient and this offering of its common stock that are included in the section entitled “Risk Factors” on page 2 of this prospectus.
Our Company
     Prescient Applied Intelligence, Inc. was originally formed in 1985 as Applied Intelligence Group, an Oklahoma corporation. In 1998, the company name was changed to The viaLink Company. In 1999, the company reorganized as a Delaware corporation.
     On December 31, 2004 the company merged with Prescient Systems, Inc. and the name was changed to Prescient Applied Intelligence, Inc. (the “Merger”). In connection with the Merger, the Company revised its capitalization by converting all of its debt instruments to equity instruments, converted certain preferred stock instruments to common stock and other preferred stock issuances, effected a 20-1 reverse stock split and raised cash through the sale of equity instruments.
     Prescient provides subscription-based business-to-business electronic commerce services that enable companies in the consumer packaged goods, retail and automotive industries to efficiently manage their highly complex supply chain information. These activities are referred to as advanced commerce offerings. Prescient also sells supply chain planning solutions to consumer products companies, referred to as supply chain offerings. Prescient’s offerings allow manufacturers, wholesalers, distributors, sales agencies (such as food brokers) and retailers to plan, communicate and synchronize item, pricing and promotion information in a more cost-effective and accessible way than has been possible using traditional electronic and paper-based methods. Prescient offers both the advance commerce and supply chain applications in combined offerings to existing and potential customers and considers this one business segment.
     Prescient’s clients and customers range from small, rapidly growing companies to large corporations in the consumer packaged goods, retail and automotive parts retail industries and are geographically dispersed throughout the United States, Canada and the United Kingdom.
Terms of the Offering

Common stock offered by our selling stockholders	43,626,853 shares

Common stock to be outstanding after the offering	61,255,195 shares (assumes all warrants and convertible securities are exercised and that all shares offered are sold)

Use of Proceeds	We will not receive any proceeds from the sale of the common stock offered by the selling stockholders.

NASD OTC Bulletin Board Symbol	PPID.OB

RISK FACTORS
     The value of our business and an investment in our common stock is subject to the significant risks inherent in our business. Investors should consider carefully the risks and uncertainties described below and the other information in this prospectus. If any of the events described below actually occur, our profitability may decline or we may incur losses, which in turn could cause the price of our common stock to decline, perhaps significantly.
Risks Related To Our Company
Prescient has a history of operating losses and will have future operating losses.
     Prescient reported a substantial loss from operations for the fiscal years ended December 31, 2002, 2003, 2004, and for the six months ended June 30, 2005, and it expects to incur losses for the fiscal year ending December 31, 2005. The extent of the loss and negative cash flow will depend primarily on the amount of revenues generated from implementations of and subscriptions to Prescient’s advanced commerce services and new license sales of its supply chain products, and the amount of expenses incurred in generating these revenues. In order to achieve market penetration and acceptance we expect to continue to increase our cash expenditures for sales and marketing personnel and activities. Historically, these cash expenses have substantially exceeded our revenues.
     Prescient’s independent registered public accounting firm has issued their Report of Independent Registered Public Accounting Firm on Prescient’s consolidated financial statements for the fiscal year ended December 31, 2004 with an explanatory paragraph regarding the Prescient’s ability to continue as a going concern. Prescient has an accumulated deficit of $103.6 million as of June 30, 2005. Prescient has incurred operating losses and negative cash flow in the past and expect to incur operating losses and negative cash flow during 2005. During the second quarter of 2005, Prescient had increased license sales as compared to the first quarter. However, we continue to have negative cash flow. Prescient continues to pursue sales efforts with a) new retailers to create new communities, b) with small to medium size suppliers for the use of its supply chain software, and c) with the suppliers that we believe will become subscribers to its advanced commerce services within existing and new hub communities. The delay in generating revenues creates a need for Prescient to obtain additional capital in 2005 in order for us to execute its current business plan successfully.
Prescient has received a “Going Concern” opinion from its independent registered public accounting firm.
     Prescient’s independent registered public accounting firm has modified their report on the Prescient’s consolidated financial statements for the fiscal year ended December 31, 2004, with an explanatory paragraph regarding its ability to continue as a going concern. This modified report was originally issued in July 2001. Such an opinion by our independent registered public accounting firm may impact our dealing with third parties, such as customers, suppliers and creditors, because of concerns about our financial condition. Any such impact could have a material adverse effect on the business, operating results and financial condition.
Prescient will require but may be unable to obtain the additional capital required to sustain and grow its business.
     Prescient intends to continue its investment in and development of its services and technology. Prescient has incurred operating losses and negative cash flow in the past and expects to incur operating losses and negative cash flow in the future. Prescient’s ability to fund its planned working capital and capital expenditures will depend largely upon its ability to obtain sufficient capital. Prescient’s future capital requirements will depend on a number of factors, including its:
•	Services achieving market acceptance;

•	Services producing a sustainable revenue stream;

•	Working capital requirements; and

•	Level of investment in and development of its services and technology.

There can be no assurance that additional financing will be available when needed on favorable terms, or at all. If these funds are not available when we need them, our business will be materially adversely affected.
The interests of the controlling stockholders may conflict with Prescient’s interests and the interests of the other stockholders.
     Hudson Venture Partners, New Spring Venture, North Sound Fund and its Affiliates, SDS Capital Group SDC LTD and its affiliates, and Tak Investments, LLC, together own over 65% of the outstanding common stock of Prescient. If the controlling stockholders choose to act together, they may be able to exercise control over Prescient, including the election of directors and the approval of actions submitted to Prescient’s stockholders. In addition, without the consent of these controlling stockholders, we may be prevented from engaging in transactions that would be beneficial to the other stockholders of the company. Therefore, the interests of the controlling stockholders may materially conflict with the Prescient’s interests and the interests of Prescient’s other stockholders.
Former holders of Prescient’s Series F Preferred Stock may be issued additional shares of common stock.
     On May 4, 2005, Prescient entered into a Common Stock and Warrant Purchase Agreement, by and among Prescient and those certain purchasers listed in the Purchase Agreement, including TAK Investments, LLC (“TAK”) and each of Prescient’s outstanding Series F Convertible Preferred. The Purchase Agreement provides for the shares of Series F Preferred Stock to be converted into shares of common stock at the closing of this equity financing, as provided in the Certificate of Designation for the Series F Preferred; however, any Preferred Holder who, as a result of such conversion under the Purchase Agreement, would beneficially own more than 9.99% of the outstanding common stock following the closing, could choose to exchange its shares of Series F Preferred for shares of Prescient’s newly authorized Series G Preferred Stock, instead of the shares of common stock it would have received.
     Pursuant to the Purchase Agreement, Prescient agreed to use its best efforts to complete a common stock financing of at least $1,500,000, on terms substantially similar to those in the Purchase Agreement, within 120 days of the closing of the Purchase Agreement. Prescient failed to complete this subsequent financing within such 120 day period and (i) the exercise price of the warrants issued to TAK were lowered to $0.50 per warrant share and TAK was issued an additional 5,113,636 shares of common stock in accordance with the terms of the Purchase Agreement. Prescient believes that the issuance of additional shares to TAK triggered rights of the former holders of the Series F Preferred to receive 3,357,745 additional shares of common stock and 240 additional shares of Series G Preferred. TAK has advised Prescient that it believes any such issuance would be a material breach of Prescient’s obligations under the Purchase Agreement.
If our services and software fail to gain market acceptance, Prescient’s business will be materially adversely affected.
     Virtually all of our advanced commerce revenue for the foreseeable future will be derived from implementation fees and subscription revenues. Prescient is just beginning to generate a significant amount of revenues from these services. A number of factors will determine whether these services achieve market acceptance, including:
•	Competitive offerings;

•	Performance and functionality of the advanced commerce services;

•	Ease of adoption;

•	Satisfaction of initial subscribers; and

•	Success of Prescient’s marketing efforts.
If market acceptance develops more slowly than expected, the business, operating results and financial condition will be seriously damaged.

Prescient’s success is dependent upon a critical mass of leading retailers and suppliers subscribing to its services.
     The success of our advanced commerce business depends on a significant number of retailers subscribing to and using these services and linking with manufacturers, wholesalers and distributors over the Internet through the syncLink service and the viaLink Partner Package suite of services. Prescient cannot predict if, or when, a significant number of manufacturers, suppliers and retailers will subscribe to its services. To encourage purchasers to subscribe to and use the advanced commerce services, Prescient must offer a broad range of product, price and promotion information from a large number of suppliers through its syncLink service. However, to attract suppliers to subscribe to syncLink, Prescient must increase the number of retailers who use its services. If Prescient is unable to build a critical mass of retailers and suppliers, it will not be able to benefit from a network effect where the value of its services to each subscriber significantly increases with the addition of each new subscriber. Prescient’s inability to achieve this network effect would reduce the overall value of its services to retailers and suppliers and, consequently, would harm the business.
Prescient’s advanced commerce sales cycle causes unpredictable variations in its operating results.
     The advanced commerce sales cycle has been and may continue to be unpredictable. The sales cycle is also subject to delays because Prescient has little or no control over customer-specific factors, including customers’ budgetary constraints and internal acceptance procedures. Consequently, Prescient may spend considerable time and expense providing information to prospective customers about the use and benefits of its services without generating corresponding revenue. The length of the sales pursuit makes it difficult to accurately forecast the quarter in which implementation and subscription services will occur. This may cause Prescient’s revenues from those services to be delayed from the expected quarter to a subsequent quarter or quarters or to vary from quarter to quarter. Furthermore, Prescient has little or no control over customer-specific deployment plans, including but not limited to, the expansion of the customer’s trading community. Prescient’s future revenue growth is dependent upon the addition of new customers and the expansion of its existing customers’ trading communities. As a result, Prescient’s revenues and results of operations in any quarter may not meet market expectations or be indicative of future performance.
Prescient depends on suppliers for the success and accuracy of its advanced commerce services.
     Prescient depends on suppliers to subscribe to its advanced commerce services in sufficient and increasing numbers to make the services attractive to retailers and, consequently, other suppliers. In order to provide retailers accurate data, Prescient relies on suppliers to update their item, price and promotion information stored in the advanced commerce database. Prescient cannot guarantee that the item, price and promotion information available from its services will always be accurate, complete and current, or that it will comply with governmental regulations, such as those relating to pricing alcohol and liquor or nutritional guidelines. Incorrect information could expose Prescient to liability if it harms users of its services or results in decreased adoption and use of these services.
Prescient is dependent upon the operation of an outsourced data center for the timely and secure delivery of its advanced commerce services.
     Prescient currently uses Hewlett-Packard’s data center as the host for its advanced commerce services. Prescient is dependent on a continued relationship with Hewlett-Packard, or another outsourced data center vendor, and their data center for the timely and secure delivery of advanced commerce services. If the outsourced data center fails to meet Prescient’s expectations in terms of reliability and security, or if the outsourced data center vendor, as Prescient’s largest vendor, withdraws its support, Prescient’s ability to deliver its advanced commerce services will be seriously harmed, resulting in the potential loss of customers and subscription revenue. Furthermore, if Prescient’s relationship with the outsourced data center vendor were terminated, it would be forced to find another service provider to host its services. Prescient’s current service agreement, as extended, expires in September 2005. Transition to another service provider is planned for in the fourth quarter of 2005 and could result in interruptions of our advanced commerce services and could increase the cost of obtaining these services.
Prescient plans to move the data center that is maintained by Hewlett-Packard in the fourth quarter of 2005.
     Prescient plans to move its data center from the Hewlett-Packard site to a data center owned by the investor in the May 4, 2005 financing. The monthly operating expense will be less than we are currently paying to Hewlett-Packard and the ongoing monthly rates are at fair market. However, if in the process of moving the data environment our customers experience outages in availability of Prescient’s hosted data environment, these outages may result in loss of existing customers, require Prescient to pay damages and may impact our ability to acquire new customers.
Prescient’s customer base is concentrated and its success depends in part on its ability to retain existing customers and subscribers.
     If one or more of Prescient’s major advanced commerce customers were to substantially reduce or terminate their use of these services, the business, operating results and financial condition would be harmed. In 2004, 25% of advanced commerce total revenues were derived from Prescient’s five largest customers. Prescient’s largest customer in 2004 accounted for approximately 12% of total revenues. The amount of Prescient’s revenues attributable to specific customers is likely to vary from year to year. Prescient does not have long-term contractual commitments with any of its current customers, and its customers may terminate their contracts with little or no advance notice and without significant penalty. As a result, Prescient cannot be certain that any of its current customers will be customers in future periods. A customer termination would not only result in lost revenue, but also the loss of customer references that are necessary for securing future customers.
Prescient expects to face increased competition with its advanced commerce services; if unable to compete successfully, its business will be harmed.

     Currently, Prescient believes there is direct competition for less than 10% of its portfolio of advanced commerce services; however, it is possible that broader competition against the range of services Prescient provides will develop and increase in the near future. If Prescient faces increased competition, it may not be able to sell its advanced commerce services on favorable terms. Furthermore, increased competition could reduce Prescient’s advanced commerce market share or require it to reduce the price of its services.
     To achieve market acceptance and thereafter to increase Prescient’s advanced commerce market share, it will need to continually develop additional services and introduce new features and enhancements. Prescient’s potential competitors may have significant advantages over it, including:
•	Significantly greater financial, technical and marketing resources;
•	Greater name recognition;
•	The ability to offer a broader range of products and services; and
•	Larger customer bases.
     Consequently, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements.
There can be no assurance that future sales of new licenses will increase enough to ensure revenue growth and profitability.
     Prescient has a history of uneven revenue performance due to the unpredictable nature of software license sales. There can be no assurance that new license sales will ever increase sufficiently enough for the retailer-centric portion of Prescient to achieve consistent growth and profitability.
Prescient’s retailer-centric solution is dependent upon the Microsoft platform for its business rules, which may limit its acceptance by potential customers.
     Prescient’s retailer-centric solution is dependent on the Microsoft platform (NT Server, NT Workstation, Windows 2000 Server, Windows 2000 Professional, Windows 2003, or Windows XP Professional) to run its business rules. While the solution can run databases on Unix or Linux, it cannot run business rules on these platforms. Therefore, the inability of Prescient’s retailer-centric solutions to run business rules on non-Microsoft platforms may severely limit its potential customer base.
Industry competitors have licensed Prescient’s application code and could develop a product competitive to Prescient’s own technology, or partner with an organization that would offer a more robust solution.
     Prescient granted to Ross Systems, Inc. (“Ross”), a technology licensing agreement on April 21, 2004, under which it licensed application code owned by Prescient in order to resell and build out a Ross-specific solution based upon Prescient’s technology. The agreement with Ross includes a non-compete clause that restricts Ross’ ability to compete with Prescient for one year. As of April 21, 2005, Ross is no longer prohibited from selling directly into Prescient’s client base with a competing solution. Therefore, Prescient may have to compete against solutions provided by Ross that are based on its own technology. Ross also has the ability to partner with other providers of consumer goods industry point solutions. If Ross is able to offer a more robust solution to the consumer goods industry, there can be no assurance that Prescient will be able to offer comparable functionality. Therefore, there can be no assurance that Prescient will be able to compete effectively against Ross.
     On March 30, 2001, Prescient granted to webplan, Inc., a software license and provided object code as well as system and operational documentation for certain products. Additionally, webplan received one year of maintenance and service in the initial payment. On June 30, 2003, Prescient Systems received notice that webplan no longer wished to continue maintenance and support. Prescient is not aware of any efforts by webplan to market the licensed products Prescient sold to them; however, webplan has a perpetual right to those products.

Prescient must adapt to technology trends and evolving industry standards to remain competitive. It may be unable to adapt its offerings to meet the continuing evolution of the advanced commerce and supply chain markets, or capitalize on new more advanced technology offerings.
     The web-based advanced commerce market is characterized by rapid changes due to technological innovation, evolving industry standards and changes in customer needs. Prescient’s future success will depend on its ability to continue to develop and introduce a variety of new services and enhancements that are responsive to technological change, evolving industry standards and customer requirements on a timely basis. Prescient cannot be certain that technological developments and products and services its competitors introduce will not cause its existing services, and new technologies in which Prescient invests, to become obsolete.
     The supply chain market is evolving to include new, more advanced technology offerings such as RFID (radio frequency identification) for the gathering, exchange, and analysis of information. As the market continues to evolve, additional competitors may enter the market and competition may intensify. The software market is characterized by rapid changes, and is highly competitive with respect to the need for timely and state-of-the-art product innovation. Prescient’s success, in part, depends on its ability to remain abreast of the latest technologies and to incorporate new and advanced technologies into its product offerings. There can be no assurance that Prescient will be sufficiently innovative to remain competitive.
Prescient’s current cost reduction efforts could severely limit its ability to maintain and grow its business.
     Prescient’s current cost reduction efforts place significant demands on management and operational resources. Prescient may not be able to maintain and grow its business at current staffing levels. Additionally, the failure to retain the highly trained technical personnel that are essential to its product development, marketing, service and support may limit the rate at which it can generate revenue and develop new products or product enhancements. In order to manage growth effectively, Prescient must implement and improve its operational systems, procedures and controls on a timely basis. If Prescient fails to implement and improve these systems, its business, operating results and financial condition may be materially adversely affected.
Prescient’s success is dependent on retaining key personnel.
     Prescient is highly dependent on its president and chief executive officer, Jane F. Hoffer. The loss of Ms. Hoffer’s services could have a material adverse effect on the future operations. Prescient’s success is also dependent on its ability to attract, retain, and motivate highly trained technical, marketing, sales, and management personnel. There is no assurance Prescient will be able to retain its key employees or that it will be successful in attracting and retaining such personnel in the future, and an inability to do so would materially adversely affect the business.
Prescient’s success depends on the retention, development and expansion of its sales and marketing personnel, and it may be unable to retain personnel or expand these departments or achieve the sales performance necessary to survive.
     The majority of marketing and sales personnel have been employed for two years or less. Prescient’s future depends on the successful achievement of sales targets, retention of current marketing and sales personnel, and the expansion of the marketing and sales departments. There is no assurance that Prescient will be successful in achieving sales targets or retaining and expanding these departments due to increased competition for experienced personnel. If Prescient is unable to achieve its sales targets or retain and expand its sales and marketing departments, the business, operating results, and financial condition could be materially and adversely affected.

Risks Related To This Offering
Future sales of our common stock in the public market, or the perception that such sales could occur, could cause our stock price to decline, even if our business is doing well.
     The market price of our common stock could drop if a substantial number of shares are issued, particularly if they are sold in the public market or if the market perceives that such sales could occur. An excess number of available shares on the market is likely to depress our stock price. We have issued a number of warrants and convertible securities that are currently outstanding, including:
•	warrants to purchase up to 6,948,201 shares of our stock, at exercise prices ranging from $0.02 to $2.00; and

•	convertible securities convertible into up to 11,399,832 shares common stock at an average conversion price of $1.38 per share.
In addition to the securities listed above, we may issue up to 3,000,000 additional shares under our 1999 Stock Option/Stock Issuance Plan.
     Pursuant to this prospectus, on behalf of the selling stockholders we are registering for sale, 43,626,853 shares of common stock. These shares are described in the “Selling Stockholders” section on page 9 of this prospectus. After these shares are registered, they may be sold in the public market, which could cause the market price of our common stock to drop by increasing the number of shares offered for sale to the public. An overabundance of available shares on the market may limit the price growth potential of our common stock even if our business is doing well, because the available supply may exceed the demand for our shares. In addition, these securities may impair our ability to raise needed capital by depressing the price at which we could sell our common stock.
The current public market for our common stock is limited and highly volatile, which generally affects the price of our common stock.
     The shares of common stock offered pursuant to this prospectus will be traded on the OTC Bulletin Board. However, trading activity in our common stock should be considered sporadic, illiquid and highly volatile. An active trading market for our common stock may not exist in the future. Even if a market for the common stock offered pursuant to this prospectus continues to exist, investors may not be able to resell their common stock at or above the purchase price for which such investors purchased such shares.
Because of our low stock price, we are subject to “penny stock” regulations, which place restrictions on the trading of our stock.
     The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exemptions. The penny stock regulations provide that, unless an exemption is available, a penny stock transaction must be preceded by the delivery of a disclosure schedule explaining the penny stock market and its risks. In addition, under these regulations broker/dealers who recommend penny stocks to persons other than established customers and certain accredited investors must make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to the proposed transaction prior to the sale. It is more difficult for investors to purchase or sell our common stock due to the additional restrictions imposed by those regulations, which could depress our stock price.
Our forward-looking statements may prove to be inaccurate.
     This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements about Prescient’s forecasts, expectations, beliefs, performance, plans, strategy, objectives, and intentions. Although we believe that the forecasts, expectations, beliefs, performance, plans, strategy, objectives and intentions reflected in, or suggested by, those forward-looking statements are reasonable, it is possible that one or more, or even all, of them may not be achieved or realized.

Factors that could cause actual results to differ materially from the forward-looking statements made in this prospectus are set forth in this “Risk Factors” section and elsewhere in this prospectus. All forward-looking statements attributable to Prescient are qualified in their entirety by those cautionary statements. Forecasts are particularly likely to be inaccurate, especially over long periods of time.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
     This prospectus contains forward-looking statements. The words “intend,” “anticipate,” “believe,” “estimate,” “plan” and “expect,” and similar expressions as they relate to us, are included to identify these forward-looking statements. Forward-looking statements include those that address activities, developments or events that we expect or anticipate will or may occur in the future. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The actual outcome of the events described in these forward-looking statements could differ materially. Risks, uncertainties and assumptions that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things:
•	the risks associated with growth;

•	changes in consumer demand and preferences that cause people to desire services other than those offered by Prescient; and

•	risks associated with our lack of liquidity.
These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf.
     A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and any prospectus supplement. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus and the applicable prospectus supplement.
USE OF PROCEEDS
     This prospectus has been distributed solely to permit the selling stockholders to offer and sell shares of our common stock to the public. Prescient is not offering shares for sale, and it will receive no proceeds from the resale of shares by the selling stockholders. However, we have received proceeds from the original issuance of the outstanding shares covered by this prospectus.
DETERMINATION OF OFFERING PRICE
     This offering is being affected solely to allow the selling stockholders to offer and sell the shares of our common stock to the public. The selling stockholders may offer for resale some or all of their shares at the time and price that they choose. On any given day, the price per share is likely to be based on the bid price for our common stock as quoted on the OTC Bulletin Board on the date of sale, unless shares are sold in private transactions. Consequently, we cannot currently make a determination of the price at which shares offered for resale pursuant to this prospectus may be sold.

SELLING STOCKHOLDERS
     The table appearing below sets forth the beneficial ownership of our common stock by the selling stockholders as of September 15, 2005, and after giving effect to the sale of the shares of common stock offered hereby. Except as otherwise noted, each of the selling stockholders named below has sole voting and investment power with respect to the shares of common stock beneficially owned by that selling stockholder. The table also sets forth (a) the name of each selling stockholder, (b) the number of shares of common stock beneficially owned by each selling stockholder, (c) the number of shares of common stock that may be sold in this offering by each selling stockholder, and (d) the number and percentage of shares of common stock each selling stockholder will beneficially own after the offering, assuming they sell all of the shares offered. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are issuable upon the exercise of outstanding options, warrants, convertible securities or other purchase rights, to the extent exercisable within sixty days of the date of this prospectus, are treated as outstanding for purposes of computing each selling stockholder’s percentage ownership of outstanding shares.

	Number of			Percentage of
	Shares			Shares
	Beneficially		Number of Shares	Beneficially
Name of	Owned before	Number of Shares	Beneficially Owned	Owned after the
Beneficial Owner	the Offering	Offered for Sale	after the Offering(88)	Offering
Abrams, Micheal	331,764(1)	331,764(1)	—	*
Adelman, Jason	843,130(2)	843,130(2)	—	*
Anzalone Family Limited Partnership	28,280(3)	4,787(3)	23,493	*
Bala, Ravi	39,092(4)	423(5)	3,193	*
Bala, Tejas	17,932(6)	194(6)	17,738	*
Bala, Vikram	17,932(7)	194(7)	17,738	*
Balk, Dave & Marilyn	28,609(8)	18,879(8)	9,730	*
Balk, Ethan	17,284(9)	194(9)	17,090	*
Balk, Jonathan	842(10)	194(10)	648	*
Balk, Matthew	1,738,920(11)	1,738,920(11)	—	*
Balk, Daniel	1,476(12)	341(12)	1,135	*
Balk, David	1,476(13)	341(13)	1,135	*
Ball Family Trust	128,905(14)	81,250(14)	47,655	*
Ball, Edward & Susan	977(15)	977(15)	—	*
Bauthier, Frederick	116,597(16)	87,233(16)	29,364	*
Beard, Thomas	7,070	1,197	5,873	*
Bergman, Hillary	90,365(17)	85,139(17)	5,226	*
Bird, Phillip C	72,070(18)	66,197(18)	5,873	*
Brandeis, Clifford	842(19)	194(19)	648	*
Brown, Spencer	53,202(20)	1,080(20)	52,122	*
Burnham Hill Partners	627,560(21)	627,560(21)	—	*
Callahan, Sean	32,500(22)	17,790(22)	14,710	*
CGA Resources LLC	841,067(23)	841,067(23)	—	*
Choma, Christopher P.	176,639(24)	164,893(24)	11,746	*
CNF	1,118,492(25)	946,591(25)	171,901	*
Cristan, Louis & Kathy	7,070	1,197	5,873	*
Ehinger, Marissa	8,968(26)	98(26)	8,870	*
Ennis, Dana	7,070	1,197	5,873	*
Epton, John	38,162(27)	392(27)	37,770	*
Evans, Bruce L. & Kathryn Tenants by the Entirety	325,000(28)	325,000(28)	—	*
Eyde, Sam	296,918	50,260	246,658	*
Feinbaum, Jonathan & Christine	7,069(29)	1,631(29)	5,438	*
Fitzgerald, Paul	35,865(30)	389(30)	35,476	*

	Number of			Percentage of
	Shares			Shares
	Beneficially		Number of Shares	Beneficially
Name of	Owned before	Number of Shares	Beneficially Owned	Owned after the
Beneficial Owner	the Offering	Offered for Sale	after the Offering(88)	Offering
Gamus, David and Caren	7,070	1,197	5,873	*
Gordon, Michael & Lori	17,932(31)	194(31)	17,738	*
Gruber, Harry	24,317(32)	488(32)	23,829	*
Herman, Brian	174,300(33)	162,500(33)	11,800	*
Hobish, Richard & Wiener, Florence	8,742(34)	95(34)	8,647	*
Hoffer, Jane	586,362(35)	27,573(35)	558,789	*
Hudson Valley Capital Management	81,250(36)	81,250(36)	—	*
Hudson Ventures	4,015,771(37)	4,011,771(37)	4,000	*
Johnson, John	7,070	1,197	5,873	*
JRF Investments	7,070(38)	1,197(38)	5,873	*
Kaufman, Felix	1,686(39)	389(39)	1,297	*
Kaufman, Kenneth	117,835(40)	1,503(41)	45,380	*
Kaufman, Rebecca	35,865(42)	389(42)	35,476	*
Kaufman, Sara	35,865(43)	389(43)	35,476	*
Kaufman, Robert	3,372(44)	778(45)	1,297	*
Kaufman, Emily	1,686(46)	389(46)	1,297	*
Keiser, Charles	7,070	1,197	5,873	*
Kuharchik, Walter	7,070	1,197	5,873	*
Lipson, David	4,232(47)	977(47)	3,255	*
Loew, Michael	162,500(48)	162,500(48)	—	*
Lucas Bear & Assoc	37,659(49)	409(49)	37,250	*
Lucas, Michael	156,885(50)	1,703(51)	117,932	*
Manos, George	63,625	10,770	52,855	*
Mark Capital LLC	16,250(52)	16,250(52)	—	*
McKaskill Family Trust	5,028(53)	1,160(53)	3,868	*
McMahon Investment Partners LLC	147,281(54)	24,931(54)	122,350	*
Mennes, Martin and Linda B	7,070	1,197	5,873	*
Michael, Julie	14,139	2,393	11,746	*
Muldowney, Carol Lee	2,691(55)	29(55)	2,662	*
Myskowski, Stephen	48,632(56)	977(56)	47,655	*
Nathan, Robert	81,250(57)	81,250(57)	—	*
Neborsky, Robert J MD, Inc.
Combination Retirement Trust	162,500(58)	162,500(58)	—	*
New Spring Ventures	6,132,351(59)	6,124,351(59)	8,000	*
North Sound International LTD	4,827,539(60) (61)	4,827,539(60) (61)	—	*
North Sound Legacy Fund LLC	213,997 (61) (62)	213,997 (61) (62)	—	*
North Sound Legacy Institutional LLC	2,795,696 (61) (63)	2,795,696 (61) (63)	—	*
Omega Capital Management	2,116(64)	488(64)	1,628	*
Osman, Michael L.	32,500(65)	32,500(65)	—	*
Piontkowski, Shlomo & Pnina	2,116(66)	488(66)	1,628	*
Purjes, Dan	8,435(67)	8,435(67)	—	*
Reifler, Brad	90,365(68)	85,139(68)	5,226	*
Reynolds, Joseph	65,000(69)	65,000(69)	—	*
Rice, Lawrence	1,686(70)	389(70)	1,297	*
Rogstad, Barry & Lorraine	17,485(71)	190(71)	17,295	*
Rybacki, Ralph	63,625	10,770	52,855	*
SDS Capital Group SPC, LTD	5,712,000(72) (73)	5,067,503(72)	644,497	1.05%
SDS Merchant Fund LP	1,081,121(73) (74)	1,081,121 (74)	—	*
Singer, Eric	65,000(75)	65,000(75)	—	*
Solomon, Allan, Rev Trust 2/13/90	7,070	1,197	5,873	*
Strogen, Charles	7,070	1,197	5,873	*
SXJE LLC	336,615(76)	308,569(76)	28,046	*
Tak Investments LLC	11,765,703(77)	11,765,703(77)	—	*
Taunton, Chris	3,536(78)	816(78)	2,720	*
Thermiotis, George A.	209,005(79)	3,391(79)	205,614	*

	Number of			Percentage of
	Shares			Shares
	Beneficially		Number of Shares	Beneficially
Name of	Owned before	Number of Shares	Beneficially Owned	Owned after the
Beneficial Owner	the Offering	Offered for Sale	after the Offering(88)	Offering
Tomko, Mark	212,464(80)	4,102(80)	208,362	*
Vannatta, Fred	195,454(81)	2,121(81)	193,333	*
Weiner, Richard	27,645(82)	402(82)	27,243	*
Weisman, Scott	1,686(83)	389(83)	1,297	*
Wiener, Daniel	12,765(84)	186(84)	12,579	*
Wiener, David	4,615(85)	1,065(85)	3,550	*
Wiener, David Revocable Trust — 96	162,500(86)	162,500(86)	—	*
Wiener, Sara	8,742(87)	95(87)	8,647	*

* Less than 1%.

(1)	Includes 6,000 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share and 75,000 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(2)	Includes 56,000 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share and 180,000 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(3)	Alfred J. Anzalone, is the Director of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(4)	Includes 35 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Also includes 17,932 shares held for the benefit of Tejas Bala and 17,932 shares held for the benefit of Vikram Bala.

(5)	Includes 35 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Also includes 194 shares held for the benefit of Tejas Bala that are issuable upon exercise of warrants at an exercise price of $1.00 per share and 194 shares held for the benefit of Vikram Bala that are issuable upon exercise of warrants at an exercise price of $1.00 per share.

(6)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(7)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(8)	Includes 2,919 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 15,960 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(9)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(10)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(11)	Includes 199,775 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 144,588 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 72,928 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. Also includes 1,476 shares held as custodian for Daniel Balk and 1,476 shares held as custodian for David Balk.

(12)	Includes 341 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(13)	Includes 341 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(14)	Includes 18,750 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Edward and Susan Ball are the Trustees of this selling stockholder and have the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(15)	Includes 977 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(16)	Includes 18,750 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(17)	Includes 3,450 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share and 18,750 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(18)	Includes 15,000 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(19)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(20)	Includes 1,080 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(21)	Includes 409,091 shares issuable upon exercise of warrants at an exercise price $0.48 per share, 122,727 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 95,742 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. Jason Adelman is the Managing Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(22)	Includes 7,500 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(23)	Includes 199,775 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 63,750 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 41,008 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. Cass Adelman is the Managing Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(24)	Includes 37,500 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(25)	Includes 158,650 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 14,164 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 34,841 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. Eric Smith is the Manager of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(26)	Includes 98 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(27)	Includes 392 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(28)	Includes 75,000 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(29)	Includes 1,631 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(30)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(31)	Includes 194 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(32)	Includes 488 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(33)	Includes 37,500 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(34)	Includes 95 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(35)	Jane Hoffer serves as President, Chief Executive Officer and as a director of Prescient. Includes 6,363 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(36)	Includes 18,750 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Mark Gillis is the Managing Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(37)	Includes 1,023,795 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 48,176 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 263,403 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. Jay Goldberg is a Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(38)	James Fisher is the Managing Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(39)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(40)	Includes 725 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Also includes 35,865 shares held for the benefit of Rebecca Kaufman and 35,865 shares held for the benefit of Sara Kaufman.

(41)	Includes 725 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Also includes 389 shares held for the benefit of Rebecca Kaufman that are issuable upon exercise of warrants at an exercise price of $1.00 per share and 389 shares held for the benefit of Sara Kaufman that are issuable upon exercise of warrants at an exercise price of $1.00 per share.

(42)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(43)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(44)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Also includes 1,686 shares held for the benefit of Emily Kaufman.

(45)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Also includes 389 shares held for the benefit of Emily Kaufman that are issuable upon exercise of warrants at an exercise price of $1.00 per share.

(46)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(47)	Includes 977 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(48)	Includes 37,500 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(49)	Includes 409 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Michael Lucas is the Owner and President of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(50)	Includes 1,294 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Also includes the 37,659 shares over which Michael Lucas has the right to exercise control as owner and President of Lucas Bear and Associates.

(51)	Includes 1,294 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Also includes the 409 shares that are issuable upon exercise of warrants at an exercise price of $1.00 per share, over which Michael Lucas has the right to exercise control as owner and President of Lucas Bear and Associates.

(52)	Includes 3,750 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Evan Levine is the Managing Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(53)	Includes 1,160 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. Thomas Philip McKaskill is the Trustee of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(54)	Gordon McMahon is the Managing Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(55)	Includes 29 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(56)	Includes 977 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(57)	Includes 18,750 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(58)	Includes 37,500 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(59)	Includes 1,370,990 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 240,725 shares issuable upon conversion of Series G Preferred Stock at an exercise price of $0.44 per share, 72,218 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 394,852 shares issuable upon exercise of warrants at an exercise price of $2.00 per share. Mike DiPiano, a director of Prescient, is the Managing Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(60)	Includes 1,238,645 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 1,668,457 shares issuable upon conversion of Series G Preferred Stock at an exercise price of $0.44 per share, 500,550 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 580,140 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(61)	Micheal DeCarla is a Partner of and has the right to exercise control over the voting and disposition of the shares of Prescient common stock beneficially owned by North Sound International LTD, North Sound Legacy Fund LLC and North Sound Legacy Institutional LLC, a total of 7,837,232 shares of Prescient common stock.

(62)	Includes 93,170 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 50,500 shares issuable upon conversion of Series G Preferred Stock at an exercise price of $0.44 per share, 15,150 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 17,820 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(63)	Includes 965,950 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 806,000 shares issuable upon conversion of Series G Preferred Stock at an exercise price of $0.44 per share, 241,800 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 293,040 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(64)	Includes 488 shares issuable upon exercise of warrants at an exercise price of $1.00 per share. William Rutherford is a Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(65)	Includes 7,500 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(66)	Includes 488 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(67)	Includes 1,947 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(68)	Includes 3,450 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share and 18,750 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(69)	Includes 15,000 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(70)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(71)	Includes 190 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(72)	Includes 199,775 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share, 2,687,500 shares issuable upon conversion of Series G Preferred Stock at an exercise price of $0.44 per share, 806,250 shares issuable upon exercise of warrants at an exercise price of $1.00 per share and 525,008 shares issuable upon exercise of warrants at an exercise price of $2.00 per share.

(73)	Stephen Derby is the Managing Partner and has the right to exercise control over the voting and disposition of the shares of Prescient common stock beneficially owned by SDS Capital Group SPC, LTD and SDS Merchant Fund LP, a total of 6,793,121 shares of Prescient common stock.

(74)	Includes 177,225 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share.

(75)	Includes 15,000 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(76)	Includes 250,000 shares issuable upon conversion of Series E Preferred Stock at an exercise price of $2.00 per share. Sam Eyde is the Managing Partner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(77)	Includes 1,534,091 shares issuable upon exercise of certain warrants at $0.50 per share. Sharad Tak is the Owner of this selling stockholder and has the right to exercise control over the voting and disposition of the shares of Prescient common stock owned by it.

(78)	Includes 816 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(79)	Includes 3,391 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(80)	Includes 4,102 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(81)	Includes 2,121 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(82)	Includes 402 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(83)	Includes 389 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(84)	Includes 186 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(85)	Includes 1,065 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(86)	Includes 37,500 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(87)	Includes 95 shares issuable upon exercise of warrants at an exercise price of $1.00 per share.

(88)	Assumes that all of the securities offered hereby are sold.
     Prescient is registering the shares of the selling stockholders pursuant to certain registration rights granted to them under registration rights agreements entered into in connection with the private placements. The offering of the shares will terminate as of the date on which all shares offered hereby have been sold.
PLAN OF DISTRIBUTION
     The selling stockholders may offer the shares of common stock from time to time in open market transactions (which may include block transactions) or otherwise in the over-the-counter market through the OTC Bulletin Board or in private transactions at prices relating to prevailing market prices or at negotiated prices. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or purchasers of the shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling stockholders and any broker-dealer acting in connection with the sale of the shares offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in which event any discounts, concessions or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The offering of the shares will terminate upon the earlier to occur of the sale of all the shares and the date on which all of the shares offered hereby that have not been sold are eligible for resale under the Securities Act, without the volume limitations of Rule 144 of the Securities Act.
     Prescient is registering the sale of the common stock held by the selling stockholders in satisfaction of its obligations under registration rights agreements that it entered into with each of the selling stockholders in connection with the private offerings in which such stockholders acquired their shares of common stock. In those registration rights agreements, Prescient agreed to pay the costs, expenses and fees incurred in connection with the registration of the selling stockholders’ shares, which we estimate to be approximately $51,800 (excluding selling commissions and brokerage fees incurred by the selling stockholders). Prescient also agreed to indemnify the selling stockholders, in connection with its registration of the sale of their shares of Prescient common stock, against any losses or damages to which they become subject under applicable state or federal securities laws that arise from an actual or alleged untrue statement of a material fact in this prospectus or the related registration statement or from an actual or alleged omission to state a material fact that causes the statements made in this prospectus or the registration statement to be misleading. However, Prescient is not responsible for indemnifying any selling stockholder against those liabilities to the extent that they arise from an untrue statement or omission that is made in reliance upon and in conformity with written information provided to Prescient from such stockholder for use in the preparation of this prospectus and the related registration statement. The selling stockholders agreed in return to indemnify Prescient against losses or damages arising from such untrue statements or omissions that are made in reliance upon the written information provided by those selling stockholders, but each stockholder’s liability is limited to the proceeds received by such stockholder for the registration of the sale of its shares under this prospectus.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede the information that was previously incorporated by reference. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares offered in this prospectus.
•	Annual Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 2004.

•	Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 2005.

•	Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2005.

•	Current Report on Form 8-K filed on September 14, 2005.

•	Current Report on Form 8-K filed on July 28, 2005.

•	Current Report on Form 8-K filed on May 13, 2005.

•	Current Report on Form 8-K filed on May 5, 2005.

•	Current Report on Form 8-K filed on May 4, 2005.

•	Current Report on Form 8-K filed on April 14, 2005.

•	Current Report on Form 8-K filed on April 11, 2005.

•	Current Report on Form 8-K filed on March 31, 2005.

•	Current Report on Form 8-K filed on February 8, 2005.

•	Current Report on Form 8-K filed on January 14, 2005.

•	Current Report on Form 8-K filed on January 4, 2005.

•	The description of our Common Stock set forth in the registration statement on Form 8-A contained in the latest registration statement filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description.
     We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this prospectus. Requests should be us at the following address:
Prescient Applied Intelligence, Inc.
1247 Ward Avenue
West Chester, Pennsylvania 19380
(610) 719-1600.
Attn: Secretary
LEGAL MATTERS
The validity of the common stock offered hereby is being passed upon by Hallett & Perrin, P.C., Dallas, Texas.
EXPERTS
     The consolidated financial statements of Prescient Applied Intelligence, Inc. (f/k/a The viaLink Company) as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2004 consolidated financial statements contains an explanatory paragraph that states that the company has suffered recurring losses from operations and is dependent upon access to additional external financing, which raises substantial doubt as to its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result form the outcome of that uncertainty.
OTHER AVAILABLE INFORMATION
     We are subject to the reporting requirements of the SEC. Accordingly, we are required to file current reports with the SEC including annual reports, quarterly reports, proxy or information statements, and current reports as required by SEC rules. All reports that we file electronically with the SEC are available for viewing free of charge over the Internet via the SEC’s EDGAR system at http://www.sec.gov.
     We are filing a registration statement with the SEC on Form S-3 under the Securities Act of 1933 in connection with the securities offered in this prospectus. This prospectus does not contain all of the information that is in those registration statements, and you may inspect without charge, and copy all materials that we file with the SEC, at the public reference room maintained by the SEC at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of these materials may also be obtained at prescribed rates by calling the SEC public reference room at 1-800-SEC-0330.

PART II
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
     It is estimated that the expenses incurred in connection with this offering will be as follows:

Fees and Expenses:	Amount Payable by the Registrant:
SEC Registration Fee	$1,800.00
Printing and Engraving	$15,000.00
Legal Fees and Expenses	$10,000.00
Accounting Fees and Expenses	$25,000.00

Total	$51,800.00

All expenses other than the SEC registration fee are estimated. All expenses will be paid by the registrant.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 145 of the Delaware General Corporation Law provides generally and in pertinent part that a Delaware corporation may indemnify a director or officer against expenses (including attorneys’ fees), judgments, fines and settlement payments actually and reasonably incurred in connection with an action, suit or proceeding (other than an action by or in the right of the corporation) to which he is made a party by virtue of his service to the corporation, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 permits a Delaware corporation to grant its directors and officers additional rights of indemnification through bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.
     Article VII of the Registrant’s Certificate of Incorporation, as amended, provides that no director shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL.
     Prescient has entered into Indemnification Agreements with the each of its directors and officers. Pursuant to these agreements, Prescient will be obligated, to the extent permitted by applicable law, to indemnify its directors and officers against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of Prescient or assumed certain responsibilities at Prescient’s direction. Prescient also has purchased directors and officers liability insurance in order to limit its exposure to liability of indemnification of directors and officers.

EXHIBITS

Exhibit
Number	Description
4.1	Common Stock and Warrant Purchase Agreement, dated May 4, 2005, by and among Prescient, TAK Investments, LLC, and certain holders of Series F Preferred Stock. (2)
4.2	Registration Rights Agreement, dated May 4, 2005, by and among registrant and the purchasers executing the Common Stock and Warrant Purchase Agreement. (2)
4.3	Lock-Up Agreement between registrant and TAK Investments, LLC. (2)
4.4	Warrant for the purchase of shares of Common Stock, issued in the name of TAK Investments, LLC, as amended. (3)
4.5	Warrant for the purchase of shares of Common Stock, to be issued in the name of the holders of Series F Preferred Stock and the placement agent. (2)
4.6	Certificate of Designation of Series G Preferred Stock. (2)
4.7	10% Demand Promissory Note, dated April 12, 2005. (4)
4.8	Amended and Restated Agreement and Plan of Merger, dated as of May 24, 2004, by and among the registrant, viaLink Acquisition, Inc. and Prescient Systems, Inc. (5)
4.9	Amended and Restated Certificate of Incorporation of the Registrant. (6)
4.10	First Amendment to Amended and Restated Certificate of Incorporation of the Registrant. (7)
4.11	Certificate of Designations relating to Series D Convertible Preferred Stock. (8)
4.12	Certificate of Designations relating to Series E Convertible Preferred Stock. (7)
4.13	Certificate of Designations relating to Series F Convertible Preferred Stock. (7)
4.14	Form of Certificate of Common Stock. (9)
4.15	Form of Series D Convertible Preferred Stock. (10)
4.16	Registration Rights Agreement dated as of September 30, 2002. (8)
4.17	Series D Convertible Preferred Stock Purchase Agreement dated as of September 30, 2002, among the Registrant and Certain Individual Purchasers. (10)
4.18	Series D Convertible Preferred Stock Purchase Agreement, dated as of September 30, 2002, among the Registrant and Certain Institutional Purchasers. (10)
4.19	Form of Promissory Note issued by Registrant to certain note holders. (11)
4.20	Form of Warrant to purchase shares of Common Stock of Registrant issued to certain note holders. (11)
4.21	Form of Warrant to purchase shares of Common Stock of Registrant issued to Purchasers of Series E and Series F Convertible Preferred Stock and Related Senior Secured Notes. (12)
4.22	Form of Series F Convertible Preferred Stock Purchase Agreement dated as of December 31, 2004. (7)
5.1	Opinion of Hallett & Perrin, P.C. (1)
23.1	Consent of KPMG, LLP (1)
23.2	Consent of Hallett & Perrin, P.C. (included in Exhibit 5)

(1)	Filed herewith.

(2)	Filed previously as an exhibit to the Current Report on Form 8-K filed by Prescient on May 5, 2005.

(3)	Filed previously as an exhibit to the Current Report on Form 8-K filed by Prescient on September 14, 2005.

(4)	Filed previously as an exhibit to the Current Report on Form 8-K filed by Prescient on April 14, 2005.

(5)	Incorporated by reference to Amendment No. 3 to the Registration Statement on Form S-4 filed by Registrant on November 10, 2004.

(6)	Filed previously as an exhibit to the Annual Report on Form 10-KSB filed by Prescient on March 31, 2005.

(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated December 31, 2004.

(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated October 2, 2002.

(9)	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form 8-A filed by Registrant under Section 12(g) of the Exchange Act on June 21, 2000.

(10)	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-2 filed by Registrant on January 23, 2003.

(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated April 10, 2003.

(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated May 27, 2004.

UNDERTAKINGS
     Prescient hereby undertakes that it will file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:
     (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) Reflect in the prospectus any factors or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in the effective registration statement; and
     (iii) Include any additional or changed material information on the plan of distribution.
     For the purpose of determining liability under the Securities Act of 1933, Prescient hereby undertakes to treat each post-effective amendment of this registration statement as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
     Prescient hereby undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Prescient pursuant to the foregoing provisions or otherwise, Prescient has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Prescient of expenses incurred or paid by a director, officer or controlling person of Prescient in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Prescient will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, subject to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of West Chester, State of Pennsylvania on September 30, 2005.

PRESCIENT APPLIED INTELLIGENCE, INC.
By:	/s/ Stan Szczygiel
Stan Szczygiel
Vice President and Chief Financial Officer

POWER OF ATTORNEY
     Each of the undersigned hereby appoints Stan Szczygiel as the attorney and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.
     In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Jane F. Hoffer	President, Chief Executive Officer and

Jane F. Hoffer	Director (Principal Executive Officer)
Date: September 30, 2005

/s/ Stan Szczygiel	Vice President and Chief Financial Officer
Stan Szczygiel	(Principal Financial Officer)
Date: September 30, 2005

/s/ Michael A. DiPiano	Director

Michael A. DiPiano
Date: September 30, 2005

/s/ Mary Lou Fox	Director

Mary Lou Fox
Date: September 30, 2005

/s/ Warren D. Jones	Director

Warren D. Jones
Date: September 30, 2005

/s/ Patrick L. Kiernan	Director

Patrick L. Kiernan
Date: September 30, 2005

/s/ Brian M. Carter	Director

Brian M. Carter
Date: September 30, 2005

/s/ Daniel W. Rumsey	Director

Daniel W. Rumsey
Date: September 30, 2005

By:	/s/ Stan Szczygiel

Stan Szczygiel
Attorney-in-Fact

Date:	September 30, 2005

INDEX TO EXHIBITS

Exhibit	Description of Exhibit
4.1	Common Stock and Warrant Purchase Agreement, dated May 4, 2005, by and among Prescient, TAK Investments, LLC, and certain holders of Series F Preferred Stock. (2)
4.2	Registration Rights Agreement, dated May 4, 2005, by and among registrant and the purchasers executing the Common Stock and Warrant Purchase Agreement. (2)
4.3	Lock-Up Agreement between registrant and TAK Investments, LLC. (2)
4.4	Warrant for the purchase of shares of Common Stock, issued in the name of TAK Investments, LLC, as amended. (3)
4.5	Warrant for the purchase of shares of Common Stock, to be issued in the name of the holders of Series F Preferred Stock and the placement agent. (2)
4.6	Certificate of Designation of Series G Preferred Stock. (2)
4.7	10% Demand Promissory Note, dated April 12, 2005. (4)
4.8	Amended and Restated Agreement and Plan of Merger, dated as of May 24, 2004, by and among the registrant, viaLink Acquisition, Inc. and Prescient Systems, Inc. (5)
4.9	Amended and Restated Certificate of Incorporation of the Registrant. (6)
4.10	First Amendment to Amended and Restated Certificate of Incorporation of the Registrant. (7)
4.11	Certificate of Designations relating to Series D Convertible Preferred Stock. (8)
4.12	Certificate of Designations relating to Series E Convertible Preferred Stock. (7)
4.13	Certificate of Designations relating to Series F Convertible Preferred Stock. (7)
4.14	Form of Certificate of Common Stock. (9)
4.15	Form of Series D Convertible Preferred Stock. (10)
4.16	Registration Rights Agreement dated as of September 30, 2002. (8)
4.17	Series D Convertible Preferred Stock Purchase Agreement dated as of September 30, 2002, among the Registrant and Certain Individual Purchasers. (10)
4.18	Series D Convertible Preferred Stock Purchase Agreement, dated as of September 30, 2002, among the Registrant and Certain Institutional Purchasers. (10)
4.19	Form of Promissory Note issued by Registrant to certain note holders. (11)
4.20	Form of Warrant to purchase shares of Common Stock of Registrant issued to certain note holders. (11)
4.21	Form of Warrant to purchase shares of Common Stock of Registrant issued to Purchasers of Series E and Series F Convertible Preferred Stock and Related Senior Secured Notes. (12)
4.22	Form of Series F Convertible Preferred Stock Purchase Agreement dated as of December 31, 2004. (7)
5.1	Opinion of Hallett & Perrin, P.C. (1)
23.1	Consent of KPMG, LLP (1)
23.2	Consent of Hallett & Perrin, P.C. (included in Exhibit 5)

(1)	Filed herewith.

(2)	Filed previously as an exhibit to the Current Report on Form 8-K filed by Prescient on May 5, 2005.

(3)	Filed previously as an exhibit to the Current Report on Form 8-K filed by Prescient on September 14, 2005.

(4)	Filed previously as an exhibit to the Current Report on Form 8-K filed by Prescient on April 14, 2005.

(5)	Incorporated by reference to Amendment No. 3 to the Registration Statement on Form S-4 filed by Registrant on November 10, 2004.

(6)	Filed previously as an exhibit to the Annual Report on Form 10-KSB filed by Prescient on March 31, 2005.

(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated December 31, 2004.

(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated October 2, 2002.

(9)	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form 8-A filed by Registrant under Section 12(g) of the Exchange Act on June 21, 2000.

(10)	Incorporated by reference to Amendment No. 2 to the Registration Statement on Form S-2 filed by Registrant on January 23, 2003.

(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated April 10, 2003.

(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K dated May 27, 2004.